CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-287024-01 on Form S-3 of our report dated November 14, 2025, relating to the financial statements of Spire Missouri Inc. appearing in this Annual Report on Form 10-K of Spire Missouri Inc. for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
November 14, 2025